UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 25, 2011
CADENCE DESIGN SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-15867	77-0148231
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

2655 Seely Avenue, Building 5	95134
San Jose, California
(Address of Principal Executive Offices)	(Zip Code)
(408) 943-1234
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 27, 2011, Cadence announced that Charlie Huang was appointed Senior Vice President, Worldwide Field Operations, replacing Thomas A. Cooley, who will be leaving Cadence. Mr. Huang had been Senior Vice President and Chief Strategy Officer.
Cadence entered into an agreement with Mr. Cooley (the “Transition Agreement”) providing for his resignation as Senior Vice President, Worldwide Field Operations. Under the Transition Agreement and subject to certain terms and conditions set forth therein, Cadence and Mr. Cooley have agreed, among other items, that Mr. Cooley will remain with Cadence as a non-executive employee through July 1, 2011 to assist with transitional matters relating to his function. During this period, Mr. Cooley will continue to be eligible to receive his base salary and participate in Cadence’s compensation and benefit programs; provided that, subject to Cadence’s approval, if Mr. Cooley accepts full-time employment with another entity prior to July 1, 2011, Mr. Cooley’s employment with Cadence will transition from full-time to part-time and his salary and eligibility for (and level of) participation in Cadence’s compensation and benefit programs will be proportionately reduced. Under the Transition Agreement, effective July 2, 2011, Mr. Cooley’s full-time employment will terminate and Mr. Cooley will become a part-time employee (to the extent it has not previously been reduced to part-time as described in the preceding sentence), at which time Mr. Cooley will also become entitled to receive the same benefits as he is entitled to as a result of termination of his employment without cause as set forth in the Executive Transition and Release Agreement included as an exhibit to his Employment Agreement with Cadence, dated February 23, 2009, as amended.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 29, 2011

CADENCE DESIGN SYSTEMS, INC.
By:	/s/ James J. Cowie
James J. Cowie
Sr. Vice President, General Counsel and Secretary